July 29, 2019

Dear Stockholder:

We are pleased to announce the 22nd regular quarterly dividend for MacKenzie Realty Capital (MRC), in the amount of $0.175 per share, an annualized rate of 7%.

This dividend is being paid 100% from income generated by operations, and 0% is return of capital.  For any Shares issued pursuant to a closing during the Second Calendar Quarter 2019, the regular dividend will be paid based upon the “acceptance date” for such closings. Shares issued with an effective date of May 1, 2019, will receive $0.1167 per Share and shares issued with an effective date of June 1, 2019, will receive $0.058 per Share.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.  The Board of MRC anticipates making future dividends, if any, within 30 days after the close of the previous fiscal quarter.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.